Exhibit 4.2

GREAT PLAINS ENERGY INCORPORATED

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Purchase Contract Agent

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent, Custodial Agent and Securities Intermediary

FIRST SUPPLEMENTAL PURCHASE CONTRACT AND PLEDGE AGREEMENT

Dated as of March 19, 2012

THIS FIRST SUPPLEMENTAL PURCHASE CONTRACT AND PLEDGE AGREEMENT, dated as of March 19, 2012, between Great Plains Energy Incorporated, a Missouri corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact of the Holders from time to time of the Units (“Purchase Contract Agent”), and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary (this “Supplemental PCPA”), amends and supplements the Purchase Contract and Pledge Agreement, dated as of May 18, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as the Purchase Contract Agent, and The Bank of New York Mellon Trust Company, N.A., as the Collateral Agent, Custodial Agent and Securities Intermediary (the “Original PCPA”). The Original PCPA, as amended and supplemented by this Supplemental PCPA, shall be referred to herein as the “PCPA.”

RECITALS

WHEREAS, the Company and The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary, entered into the Original PCPA in connection with the issuance by the Company of its 5,750,000 Equity Units on May 18, 2009;

WHEREAS, pursuant to Section 8.01(e) of the Original PCPA, the Company desires to amend the Original PCPA to eliminate the requirement that the Securities Intermediary purchase the Remarketing Treasury Portfolio with the proceeds of an Early Remarketing and to instead provide for the direct delivery to the Collateral Account of the Remarketing Treasury Portfolio in connection with an Early Remarketing; and

WHEREAS, the Company has requested that The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary, execute and deliver this Supplemental PCPA, and all requirements necessary to make this Supplemental PCPA a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental PCPA has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms. A term not defined in this Supplemental PCPA that is defined in the Original PCPA has the same meaning when used in this Supplemental PCPA.

ARTICLE II

AMENDMENT TO THE ORIGINAL PCPA

Section 2.01 Amendments to Section 5.02(a)(ii)(A) of the Original PCPA.

The fourth, fifth and sixth sentences of Section 5.02(a)(ii)(A) of the Original PCPA are hereby deleted in their entirety and replaced with the following:

If the Remarketing Agent(s) is able to remarket such Notes for at least the applicable Remarketing Price (a “Successful Early Remarketing”), the Collateral Agent shall cause the Securities Intermediary to transfer to the Remarketing Agent(s) the remarketed Notes underlying the Pledged Applicable Ownership Interests in Notes upon confirmation of deposit to the Collateral Account of (A) the Remarketing Treasury Portfolio, which shall have been purchased by the Quotation Agent with the proceeds of such Successful Early Remarketing attributable to such Notes, and (B) any remaining proceeds in excess of the Remarketing Treasury Portfolio Purchase Price (the “Excess Proceeds”), and the Custodial Agent shall transfer the remarketed Separate Notes to the Remarketing Agent(s) upon confirmation of receipt of proceeds of such Successful Early Remarketing attributable to such Separate Notes. Settlement shall occur on the Remarketing Settlement Date. Upon deposit in the Collateral Account of the Remarketing Treasury Portfolio and any Excess Proceeds, the Collateral Agent shall (1) credit to the Collateral Account the Applicable Ownership Interests in the Remarketing Treasury Portfolio, and (2) promptly remit any such Excess Proceeds to the Purchase Contract Agent for payment to the Holders of Corporate Units, whereupon the Purchase Contract Agent shall make such payment on the Remarketing Settlement Date to the Holders pro rata in accordance with their respective interests.

ARTICLE III

MISCELLANEOUS

Section 3.01 Ratification of PCPA. The PCPA, as amended and supplemented by this Supplemental PCPA, is in all respects ratified and confirmed, and this Supplemental PCPA shall be deemed part of the PCPA in the manner and to the extent herein and therein provided.

Section 3.02 New York Law to Govern. THIS SUPPLEMENTAL PCPA SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED WHOLLY WITHIN SUCH STATE.

Section 3.03 Separability. In case any one or more of the provisions contained in this Supplemental PCPA shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental PCPA, but this Supplemental PCPA shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.04 Counterparts. This Supplemental PCPA may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.05 Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Purchase Contract Agent, Collateral Agent, Custodial Agent or Securities Intermediary, and the Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary assume no responsibility for the correctness thereof. The Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary make no representations as to the validity or sufficiency of this Supplemental PCPA.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental PCPA to be duly executed, as of the day and year first written above.

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Michael J. Chesser
Name: Michael J. Chesser Title: Chairman of the Board and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Purchase Contract Agent and as attorney-in-fact of the Holders from time to time of the Units

By:	/s/ Linda Garcia
Name: Linda Garcia Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent, Custodial Agent and Securities Intermediary

By:	/s/ Linda Garcia
Name: Linda Garcia Title: Vice President